News Release

Integra LifeSciences Reports First Quarter 2023 Financial Results
PRINCETON, N.J., April 26, 2023 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the first quarter ending March 31, 2023.

First Quarter 2023 Highlights
•First quarter revenues of $380.8 million increased 1.1% on a reported basis and increased 4.6% on an organic basis compared to the prior year.

•First quarter GAAP earnings per diluted share of $0.29, compared to $0.39 in the prior year; adjusted earnings per diluted share of $0.74, compared to $0.74 in the prior year.

•The Company is reaffirming its full-year 2023 revenue and adjusted earnings per share guidance with a range of $1,602 million to $1,620 million and $3.43 to $3.51 respectively.

•The company is hosting its Investor Day on May 4, 2023 in New York. A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com.

"Our first quarter sales performance continues to demonstrate the strength of our diverse portfolio. We experienced solid growth and demand across many of our product lines and saw positive dynamics in our markets,” said Jan De Witte, Integra’s president and chief executive officer. “We remain focused on delivering profitable growth while making critical investments to support our long-term strategic objectives and commitments."

First Quarter 2023 Consolidated Performance

Total reported revenues of $380.8 million increased 1.1% on a reported basis and increased 4.6% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 61.1%, compared to 62.1% in the first quarter of 2022. Adjusted gross margin was 67.3%, compared to 67.7% in the prior year.
Adjusted EBITDA for the first quarter of 2023 was $92.3 million, or 24.2% of revenue, compared to $93.5 million million, or 24.8% of revenue, in the prior year.
The Company reported GAAP net income of $24.2 million, or $0.29 per diluted share, in the first quarter of 2023, compared to a GAAP net income of $32.9 million, or $0.39 per diluted share, in the prior year.
Adjusted net income for the first quarter of 2023 was $60.7 million, or $0.74 per diluted share, compared to $62.0 million, or $0.74 per diluted share, in the prior year.

First Quarter 2023 Segment Performance
•Codman Specialty Surgical (~65% of Revenues)
•Total revenues were $248.1 million, representing reported growth of 0.3% and organic growth of 3.5% compared to the first quarter of 2022, driven by strength in CUSA® Clarity capital and disposables and Certas® Plus valves, including high single-digit growth for international, led by Japan and China. The growth momentum was partially offset by the lack of CereLink® monitor revenue in the quarter, following the third quarter 2022 recall, as well as continued supply challenges.

Tissue Technologies (~35% of Revenues)
•Total revenues were $132.7 million, representing reported growth of 2.6% and organic growth of 6.8% compared to the first quarter of 2022, driven by broad strength in our Wound Reconstruction portfolio, with double digit growth from Integra Skin, MicroMatrix®, Gentrix®, and Cytal® and high single-digit growth from SurgiMend®, partially offset by the continued pressure in Private Label as our partners normalize their inventory levels.

Key Products and Business Highlights

•Strong market demand and procedure volumes near pre-COVID levels
•Expanded the CUSA Clarity portfolio with the launch of the single-sided bone tip in the U.S., Canada, Australia and New Zealand
•Launched MicroMatrix in the Europe
•Progressed return-to-market plans for the CereLink ICP monitor with expectation to re-launch late third quarter
•Advanced PMA projects for SurgiMend and DuraSorb®
◦Submission of PMA supplement for SurgiMend still expected in third quarter
◦SIA integration and DuraSorb PMA clinical trial on track
◦Paused production at the Boston manufacturing site in March while pulling forward quality system upgrades project into the first half of 2023
•Enhanced our leadership and clinical capability with the appointment of Stuart Hart, M.D., as chief medical officer
•Strengthened our balance sheet by amending and extending our credit facility from 2025 to 2028
•Returned value to shareholders by initiating a $150 million accelerated share repurchase

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $26 million in the quarter. Total balance sheet debt and net debt at the end of the quarter were $1.45 billion and $1.15 billion, respectively, and the consolidated total leverage ratio was 2.5x.

As of quarter end, the Company had total liquidity of approximately $1.61 billion, including $307 million in cash and the remainder available under the revolving credit facility.

2023 Outlook
For the full year 2023, the Company is reaffirming its February revenue and adjusted EPS expectations of $1,602 to $1,620 million and $3.43 to $3.51, respectively. The revenue range represents reported growth of 2.9% to 4.0%, with organic growth of 4.0% to 5.2%.

For the second quarter 2023, the Company expects reported revenues in the range of $396 million to $400 million, representing reported growth of -0.5% to 0.5% and organic growth of 1.5% to 2.5%. Adjusted earnings per diluted share are expected to be in the range of $0.75 to $0.79, including the impact of the acceleration of the Boston quality system upgrades from the second half of the year into the second quarter.

The Company’s guidance for the second quarter and full-year organic sales growth excludes acquisitions and divestitures, the effects of foreign currency and the year-over-year change in revenue from discontinued products. Organic growth excludes sales from the TWC divestiture as of September 1, 2022, and sales from the acquisition of SIA through December 1, 2023. Adjusted earnings per share guidance reflects the impact of the divestiture of the TWC business, the SIA acquisition and the impact of foreign currency.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Wednesday, April 26, 2023, to discuss first quarter 2023 financial results and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.

A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com. For those planning to participate in the call, register here to receive dial-in details and an individual pin. While not required, it is recommended to join 10 minutes prior to the event’s start. A webcast replay of the conference call will be available on the Investors section of the Company’s website following the call.

About Integra
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Aurora®, Bactiseal®, BioD™, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, DuraSorb®, Gentrix®, ICP Express®, Integra®, Licox®, MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen®, NeuraWrap™, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, and income tax expense (benefit) related to non-GAAP adjustments and other items, expectations and plans with respect to strategic initiatives and product development and Integra’s ability to execute on its capital return plans. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, inflation, supply chain disruptions, trade regulation and tariffs, other economic disruptions and U.S. and global recession concerns, on the Company’s customers and on the Company’s business, financial condition, results of operations and cash flows; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve sales growth in a timely fashion; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; the scope, duration and effect of additional U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic and any future public health crises; global macroeconomic and political conditions, including the war in Ukraine; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Devices Regulation; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2022 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow, adjusted free cash flow conversion, and net debt. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) intangible asset amortization expense; and (v) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income. The measure of net debt consists of GAAP total debt (excluding deferred financing costs) less cash and cash equivalents.
.

Reconciliations of GAAP revenues to organic revenues and GAAP adjusted net income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarter ended March 31, 2023 and 2022, and the free cash flow and adjusted free cash flow conversion for the quarter ended March 31, 2023 and 2022, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:

Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:

Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Total revenues, net	380,846	$376,638

Costs and expenses:
Cost of goods sold	147,975	142,569
Research and development	26,724	24,085
Selling, general and administrative	166,657	159,926
Intangible asset amortization	3,108	3,894
Total costs and expenses	344,464	330,474

Operating income	36,382	46,164

Interest income	4,107	1,377
Interest expense	(12,100)	(11,655)
Gain from sale of business	—	—
Other income, net	1,389	3,429
Income before income taxes	29,778	39,315
Income tax expense	5,552	6,414
Net income	$24,226	$32,901

Net income per share:
Diluted net income per share	$0.29	$0.39

Weighted average common shares outstanding for diluted net income per share	82,322	84,276

The following table presents revenues disaggregated by the major sources for the three months ended March 31, 2023 and 2022 (amounts in thousands):

	Three Months Ended March 31,
	2023	2022	Change
Neurosurgery	192,870	194,675	(0.9)%
Instruments	55,266	52,633	5.0%
Total Codman Specialty Surgical	248,136	247,308	0.3%

Wound Reconstruction and Care	100,939	94,630	6.7%
Private Label	31,771	34,700	(8.4)%
Total Tissue Technologies	132,710	129,330	2.6%
Total reported revenues	380,846	376,638	1.1%

Impact of changes in currency exchange rates	7,036	—
Less contribution of revenues from acquisitions	(1,820)	—
Less contribution of revenues from divested products	(208)	(7,014)
Less contribution of revenues from discontinued products	(1,543)	(2,296)
Total organic revenues(1)	$384,311	$367,328	4.6%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2023

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	8,776	1,481	7,795	—	—	(500)	—
Structural Optimization charges	4,335	3,121	1,204	9	—	—	—
EU Medical Device Regulation charges	11,404	1,464	5,731	4,209	—	—	—
Intangible asset amortization expense	20,632	17,524	—	—	3,108	—	—
Estimated income tax impact from above adjustments and other items	(8,650)	—	—	—	—	—	(8,650)
Depreciation expense	10,224	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2022

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	574	854	2,077	(1,065)	—	(1,292)	—
Structural Optimization charges	6,320	2,932	3,294	94	—	—	—
EU Medical Device Regulation charges	9,513	744	3,531	5,238	—	—	—
Intangible asset amortization expense	20,094	16,200	—	—	3,894	—	—
Estimated income tax impact from above adjustments and other items	(7,422)	—	—	—	—	—	(7,422)
Depreciation expense	9,591	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2023	2022

GAAP net income	24,226	32,901
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	30,855	29,685
Other (income) expense, net	(889)	(2,136)
Interest expense, net	7,993	10,278
Income tax expense	5,552	6,414
Structural optimization charges	4,335	6,320
EU Medical Device Regulation charges	11,404	9,513
Acquisition, divestiture and integration-related charges(1)	8,776	574
Total of non-GAAP adjustments	68,026	60,648
Adjusted EBITDA	$92,252	$93,548

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022

GAAP net income	24,226	32,901
Non-GAAP adjustments:
Structural optimization charges	4,335	6,320
Acquisition, divestiture and integration-related charges(1)	8,776	574
EU Medical Device Regulation charges	11,404	9,513
Intangible asset amortization expense	20,632	20,094
Estimated income tax impact from adjustments and other items	(8,651)	(7,422)
Total of non-GAAP adjustments	36,496	29,079
Adjusted net income	$60,722	$61,980

Adjusted diluted net income per share	$0.74	$0.74
Weighted average common shares outstanding for diluted net income per share	82,322	84,276

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2023	December 31, 2022

Cash and cash equivalents	$307,367	$456,661
Trade accounts receivable, net	253,995	263,465
Inventories, net	351,275	324,583

Current and long-term borrowing under senior credit facility	769,143	771,274
Borrowings under securitization facility	102,500	104,700
Long-term convertible securities	568,069	567,341

Stockholders' equity	$1,674,938	$1,804,403

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2023	2022

Net cash provided by operating activities	$26,156	$44,344
Net cash used in investing activities	(13,704)	(14,067)
Net cash used by financing activities	(162,683)	(133,465)
Effect of exchange rate changes on cash and cash equivalents	937	(3,168)

Net decrease in cash and cash equivalents	$(149,294)	$(106,356)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$26,156	$44,344

Purchases of property and equipment	(13,704)	(9,325)
Free cash flow	12,452	35,019

Adjusted net income(1)	$60,722	$61,980
Adjusted free cash flow conversion	20.5%	56.5%

	Twelve Months Ended March 31,
	2023	2022
Net cash provided by operating activities	246,284	$287,681

Purchases of property and equipment	(46,722)	(50,672)
Free cash flow	199,562	237,009

Adjusted net income(1)	279,586	$274,649
Adjusted free cash flow conversion	71.4%	86.3%

(1) Adjusted net income for quarters ended March 31, 2023 and 2022 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - NET DEBT CALCULATION
(UNAUDITED)

(In thousands)
	March 31, 2023	December 31, 2022
Short-term borrowings under senior credit facility	$—	$38,125
Long-term borrowings under senior credit facility	769,143	733,149
Long-term borrowings under securitization facility	102,500	104,700
Long-term convertible securities	568,069	567,341
Deferred financing costs netted in the above	12,788	11,385
Cash & Cash Equivalents	(307,367)	(456,661)
Net Debt	$1,145,133	$998,039